Exhibit 10.1

Copart, Inc.

Corporate Aircraft Personal Use Policy

Purpose

Copart, Inc. (together with its subsidiaries, “Copart”) maintains a corporate aircraft that is used primarily for business travel by Copart leaders. The purpose of this policy is to set forth guidelines and procedures regarding personal use of Copart’s corporate aircraft by certain Copart officers and directors.

Definitions

For purposes of this policy, travel on Copart’s corporate aircraft is categorized as one of the following:

Business:	means travel by a Copart leader that is reasonable and necessary in the conduct of Copart’s business and directly attributable thereto.

Business-related:	means travel by a Copart leader’s spouse or adult guest(s) who accompanies the leader on a business trip for the primary purpose of assisting the leader with the business purpose of the trip.

Personal:	means any travel by an Authorized Leader or an Authorized Leader’s family members or guests that is not categorized as Business or Business-related.

In addition, the terms set forth below shall have the following meanings:

Authorized Leaders:	means (1) Willis J. Johnson, (2) A. Jayson Adair, and (3) Jeffrey Liaw.

Code:	means the Internal Revenue Code of 1986, as amended to date and as may hereafter be amended, and the regulations promulgated thereunder.

Flight Leg:	means a flight of Copart’s corporate aircraft, from take-off at any one airport to landing at another airport.

Permitted Personal Use of Corporate Aircraft

Authorized Leaders: A. Jayson Adair and Jeffrey Liaw are required to use Copart’s corporate aircraft for Personal as well as Business travel for security purposes, to the extent reasonably feasible. Willis J. Johnson will have a Personal use allowance of 100 flight hours per year.

Categorization of Travel

Procedures

At the time an Authorized Leader schedules a flight, he must advise Corporate Affairs, with respect to himself and/or each family member or guest, whether the travel is Business, Business-related or Personal. If a trip has both a Business or Business-related purpose and a Personal purpose, the travel category will be based on its primary purpose. Corporate Affairs will enter this information into the aircraft passenger authorization form and the Authorized Leader must verify this information and sign the passenger authorization form. Corporate Affairs will keep a log of all flights by Flight Leg involving Copart’s corporate aircraft, including (1) passenger names, (2) host names, if applicable, (3) flight dates, (4) flight types, (5) itinerary (from/ to); (6) passenger count, (7) actual flight time, and (8) statute miles. Corporate Affairs will forward the details of each flight involving Business-related and/or Personal travel to the Finance Department.

Reports

If an Authorized Leader uses Copart’s corporate aircraft for Personal travel during the fiscal year, Corporate Affairs will provide the Authorized Leader with a quarterly report of his usage.

Imputed Income and Tax Reimbursements

Under current Internal Revenue Service requirements, imputed income is calculated per Standard Industrial Fare Levels (“SIFLs”) as periodically published by the U.S. Department of Transportation. The Finance Department will impute income to leaders for Personal and Business-related travel on corporate aircraft as required by the Code during the twelve-month period from August 1 through July 31.

The Finance Department will invoice Authorized Leaders at the end of each fiscal year for any tax imputed to the applicable Authorized Leader for their Personal travel and for the Personal travel of their family members and guests who travel with them.

Other

All usage of Copart’s corporate aircraft must be in accordance with all applicable laws, rules and regulations. Situations not specifically discussed in this policy should be addressed in accordance with the intent and spirit of the policy. Any questions should be directed to the Chief Legal Officer or his designees.